Filed pursuant to Rule 424(b)(3)
Registration No. 333-171141

Prospectus
Sur Ventures, Inc., a Nevada corporation

2,276,500 Shares of Common Stock

We are offering for sale 2,000,000 shares of our common stock in a direct public offering. The purchase price is $0.12 per share.  No underwriter is involved in the offering and distribution of the shares. We are offering the shares without any underwriting discounts or commissions. Linda Fischer, our officer and director, will offer and sell the shares on our behalf. This offering will be made on a “best efforts” basis with no minimum amount required to be raised in this offering. There is no minimum number of shares that must be sold by us for the offering to proceed, and we will retain the proceeds from the sale of any of the offered shares. All of the offered shares may not be sold and the amount we raise will impact our ability to implement our business plan. The amount we raise may be significant and enable us to implement some or all of our proposed business activities, or the amount we raise may be minimal and may not even cover the cost of this offering. We need to raise at least $60,000 to pay for the costs of this offering and fund our business activities. Subscriptions for shares of our common stock are irrevocable once made, and funds will only be returned upon rejection of the subscription.  This is our initial public offering and no public market currently exists for shares of our common stock. This offering will terminate 180 days following the effective date of this registration statement, and will not be extended.

The table below provides the title and amount of the offering and the offering price of the shares, with varying levels of success of the offering:

Title of securities to be offered	Number of shares to be offered by the Company, at varying levels	Offering price per share	Offering Proceeds, net of expenses, on a per share basis	Maximum Offering Proceeds, net of expenses
Common Stock	2,000,000 (100% of offered shares)	$0.12	$0.11	$220,000
Common Stock	1,500,000 (75% of offered shares)	$0.12	$0.107	$160,000
Common Stock	1,000,000 (50% of offered shares)	$0.12	$0.10	$100,000
Common Stock	500,000 (25% of offered shares)	$0.12	$0.08	$40,000
Common Stock	0 (no offered shares)	$0.12	$0.00	$0

The selling stockholders may sell 276,500 shares of our common stock at a price of $0.12 per share until the shares are quoted on the OTC Bulletin Board and OTCQB, and thereafter at prevailing market prices or privately negotiated prices. We will not receive any of the proceeds from the sale of those shares being offered by the selling shareholder.  We will pay the expenses of registering these shares.

Investing in the offered securities involves substantial risks.  You should carefully consider the Risk Factors beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 11, 2011.
Subject to completion.

PROSPECTUS SUMMARY

Our Business:

We were incorporated in Nevada on December 4, 2007. Our principal business address is 500 Newport Center Drive, Suite 800, Newport Beach, CA 92660. Our telephone number is (888) 532-5522.

We are a development stage company and reseller of computer memory modules, flash memory cards and solid state storage products, which are manufactured by third parties.  The products that we sell are used for a variety of applications in the computing, networking, communications, printer, storage, defense and industrial markets worldwide. Products that incorporate memory products include servers, routers, switches, storage systems, workstations, personal computers, notebooks, printers and gaming machines.

We generate product revenues predominantly from sales of our memory modules, flash memory cards and other solid state storage products, principally to system integrators, resellers and other customers in various industries. Sales of our products are generally made pursuant to purchase orders rather than long-term commitments. We generate service revenue from a limited number of customers by providing customer support and maintenance services related to our products. Our net revenues are dependent upon demand in the end markets that we serve and fluctuations in end-user demand can have a rapid and material effect on our net sales. Furthermore, sales to relatively few customers have accounted, and we expect will continue to account for a significant percentage of our net sales in the foreseeable future.

We also operate an event planning, management and lead generation division that offers a full range of marketing, advertising and consulting services geared towards event planning. We initially focused on business on providing lead generation services for event planners in various locations. We currently have the ability to offer event planning and design services in Cabo San Lucas, Mexico, and other locations through local contractors that have agreed to provide services to our clients. However, we are devoting the majority of our business efforts to our computer memory modules division.

Summary Financial Information:

The summary financial information set forth below is derived from the more detailed financial statements appearing elsewhere in this Form S-1. We have prepared our financial statements contained in this Form S-1 in accordance with accounting principles generally accepted in the United States. All information should be considered in conjunction with our financial statements and the notes contained elsewhere in this Form S-1.

Income Statement	For the year ended September 30, 2010	For the year ended September 30, 2009
	$	$
Revenue	72,038	0
Total Operating Expenses	40,514	49,109
Net Income (Loss)	(16,176)	(50,847)
Net Income (Loss) Per Share	(0.00)	(0.01)

Balance Sheet	September 30, 2010	September 30, 2009
	$	$
Total Assets	122,186	3,822
Total Liabilities	170,187	65,147
Stockholders' Deficit	(48,001)	(61,235)

The Offering:

Number of shares being offered by us	We are offering for sale 2,000,000 shares of our common stock in a direct public offering.
Common stock offered by selling stockholders	Up to 276,500 outstanding shares of common stock if all of the offered shares are sold.
Common stock outstanding immediately prior to the offering	3,766,500 shares of our common stock are currently issued and outstanding.
Common stock to be outstanding after the offering by us and the selling stockholders	Up to 5,766,500 shares if all of the offered shares are sold.
Use of proceeds
We will receive $220,000, net of expenses, if all of the offered shares are sold, $160,000, net of expenses, if 75% of the offered shares are sold, $100,000, net of expenses, if 50% of the offered shares are sold, $40,000, net of expenses, if 25% of the offered shares are sold, and $0 if none of the offered shares are sold. Depending on the amount we raise in this offering, we intend to use the proceeds for rent/office expenses, computer equipment, employees/contractors, marketing expenses, working capital and offering expenses. This is a best efforts offering with no minimum offering amount. There is no guarantee that we will even raise enough funds to cover the expenses of this offering.

We will not receive any proceeds from the sale of the common stock by the selling stockholders.

RISK FACTORS

In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating our business before purchasing any of our shares of common stock. A purchase of our common stock is speculative in nature and involves a lot of risks. No purchase of our common stock should be made by any person who is not in a position to lose the entire amount of his investment.

Risks related to our business:

We have a limited operating history upon which an evaluation of our prospects can be made.

We were incorporated in December 2007. Our lack of operating history makes an evaluation of our business and prospects very difficult. Our prospects must be considered speculative, considering the risks, expenses, and difficulties frequently encountered in the establishment of a new business. We cannot be certain that our business will be successful or that we will generate significant revenues.

Because we are a development stage company, we have limited revenues to sustain our operations.

We are a development stage company that is currently developing our business. To date, we have only generated limited revenues. The success of our business operations will depend upon our ability to obtain customers and provides quality products and services to those customers. We are not able to predict whether we will be able to develop our business and generate significant revenues. If we are not able to complete the successful development of our business plan, generate significant revenues and attain sustainable operations, then our business will fail.

We may not be able to further implement our business strategy unless sufficient funds are raised in this offering.  If we do not raise at least $60,000 we may have to cease operations, which could cause investors to lose their investment in us.

In order to fund our operations, we believe that we need minimum proceeds of approximately $60,000 from this offering. We believe that $60,000 will be sufficient to pay for the expenses of this offering and conduct our proposed business activities. Moreover, we hope to raise $240,000, which would allow us to implement our business plan to the full extent that we envision. In addition, our available funds will not fund our activities for the next twelve months. If we fail to raise sufficient funds in this offering, investors may lose their entire cash investment.

Declines in memory component prices and our sales prices may result in declines in our revenues and gross profit and could have negatively impact our business, our results of operations and our financial condition.

Memory component prices may decline due to several factors including general declines in demand for our products, and excess supply of DRAM and flash memory components. In the past, significant increases in the worldwide supply of memory components accompanied by decreases in demand have resulted in significant declines in component prices which in turn lead to declines in the average selling prices of our products. These declines in average selling prices have may negatively impact our business, our results of operations and our financial condition.

We are substantially dependent on a small customer base, which accounts for 100% of our revenues.

We currently provide products to three customers. As of September 30, 2010, one customer accounted for 100% of our outstanding receivables.  In addition, this one customer accounted for approximately 84% of our sales for the fiscal year ended September 30, 2010. We expect that those customers will continue to account for a large portion of our revenues for the foreseeable future. All of our products sales from those customers are on a purchase order basis and we do not have any contractual agreements with those customers. If our relationships with any of those customers were disrupted, we could lose a significant portion of our anticipated revenues.

Our customers are primarily in the computing, networking, communications, printer, storage and industrial markets, and the current and future fluctuations in demand in these markets may negatively impact sales of our products.

Sales of our products are dependent upon demand in the markets served by our customers. We may experience fluctuations in future revenues due to factors affecting these markets. From time to time, each of these markets has experienced downturns, often in connection with, or in anticipation of, declines in general economic conditions. A continual decline or significant shortfall in demand in any one of these markets could reduce the demand for memory products and therefore negatively impact our ability to generate revenues.

Order cancellations or reductions, product returns and selling price decreases could result in lower net sales.

We may experience cancellations of orders and fluctuations in order levels from period to period. Certain customer purchase orders may be cancelled or delayed with limited or no notice or penalties. We cannot guaranty that we will be able to replace such purchase orders with new orders. These occurrences would have a negative impact on our results of operations and our financial condition.

We are substantially dependent on three suppliers which subjects us to certain risks if we are unable to obtain adequate supplies in a timely manner.

We are currently dependent on three suppliers for our products. We purchase all of our products from our suppliers on a purchase order basis and do not have long-term commitments from suppliers. Our suppliers are not required to supply us with any minimum quantities and we cannot guaranty that our suppliers will supply the quantities of products we may need to meet our customers’ orders in a timely manner. If any of our suppliers experience quality control problems, we may not be able to fill customer orders. The inability to fill customer orders could cause delays, customer cancellations, disruptions or reductions in product shipments which could damage relationships with current or prospective customers and increase costs or prices. A disruption in or termination of our supply relationship with any of our significant suppliers or our inability to develop relationships with new suppliers, if required, would cause delays, disruptions or reductions in product sales, which could damage relationships with our customers or increase our costs or the prices of our products.

We are subject to the cyclical nature of the markets in which we compete and downturns adversely affect our business, results of operations and financial condition.

The markets in which we compete are highly cyclical and characterized by constant and rapid technological change, rapid product obsolescence, price erosion, evolving standards, short product life cycles and wide fluctuations in product supply and demand. Historically, these markets have experienced significant downturns often connected with, or in anticipation of, maturing product cycles of both component suppliers and electronic equipment manufacturers, and/or declines in general economic conditions. These downturns have been characterized by diminished product demand, production overcapacity, high inventory levels and accelerated erosion of selling prices. Our industry depends on the continued growth of the electronics industry and on end-user demand for our customers’ products. Economic downturns have often had an adverse effect upon manufacturers and end-users of electronic products. The timing of new product developments, the lifecycle of existing electronic products, and the level of acceptance and growth of new products can also affect demand for our products. Downturns in the markets we serve could have a material adverse effect on the demand for our products. Additionally, due to changing conditions, our customers have experienced and may in the future experience periods of excess inventory which could have a significant adverse impact on our sales. During an industry downturn, there is also a higher risk that some of our trade receivables would be uncollectible and that our inventory, if any, would decrease in value.

We anticipate that we may need to raise additional capital to market our products. Our failure to raise additional capital will significantly affect our ability to fund our proposed marketing activities.

We are currently not engaged in any sophisticated marketing program to market our products or services because we lack sufficient capital and revenues to justify the expenditure. We need to raise at least $60,000 to pay for the costs of this offering and fund our proposed business activities. We believe that we will need to raise $240,000 in this offering to fully implement our business plans. Therefore, if we need additional funds, we will need to raise additional capital in addition to the funds raised in this offering. We do not know if we will be able to acquire additional financing at commercially reasonable rates. Our failure to obtain additional funds would significantly limit or eliminate our ability to fund our sales and marketing activities.

We rely, in part, on third-party sales representatives to assist in selling our products, and the failure of these representatives to perform as expected could reduce our future sales.

Sales of our products to some of our customers are accomplished through the efforts of third-party sales representatives. We are unable to predict the extent to which these third-party sales representatives will be successful in marketing and selling our products. Moreover, many of these third-party sales representatives also market and sell competing products and may more aggressively pursue sales of our competitors’ products. Our third-party sales representatives may terminate their relationships with us at any time on short notice. We currently do not have any formal or long-term sales representative agreements. Our future performance may also depend, in part, on our ability to attract and retain additional third-party sales representatives that will be able to market and support our products effectively, especially in markets in which we have not previously sold our products. If we cannot retain our current third-party sales representatives or recruit additional or replacement third-party sales representatives, our net sales, our results of operation will be negatively impacted.

We may make acquisitions of companies which involve numerous risks. If we are not successful in integrating the technologies, operations and personnel of acquired businesses or fail to realize the anticipated benefits of an acquisition, our business, our results of operations and our financial condition may be adversely affected.

As part of our business and growth strategy, we may acquire businesses, products or technologies that allow us to complement our existing product offering and expand our market coverage. Any acquisitions would expose us to the risks commonly encountered in acquisitions of businesses or technologies. Problems encountered in connection with an acquisition could divert the attention of management, utilize scarce corporate resources, and otherwise harm our business. In order to make any future acquisitions, we could issue stock that would dilute our shareholders’ percentage ownership, incur substantial debt, or assume additional liabilities. Even if we do find suitable acquisition opportunities, we may not be able to consummate the acquisitions on commercially acceptable terms or at all, or may not realize the anticipated benefits of any acquisitions we do undertake.

We may not have sufficient financial resources to fund our operations if the offering is substantially undersold.

There is no minimum offering amount for this offering. We may not sell any or all of the offered shares. If the offering is substantially undersold, investors may lose their entire investment because we will not have sufficient capital to fund our operations. If we do not sell all of the offered shares, we may also be forced to limit any proposed business activities, which will hinder our ability to generate revenues.

We may not have sufficient financial resources to pay the costs of this offering.

If the offering proceeds are insufficient to pay the offering expenses in full, then we hope to pay those expenses from revenues that we generate. If our current revenues are not sufficient to cover our offering expenses, then Linda Fischer, our sole officer, has agreed to contribute funds to pay those expenses, although she is not obligated to do so. We do not have any written agreement with Ms, Fischer regarding her payment of offering expenses. If our revenues are not sufficient to cover the offering expenses and Ms. Fischer declines to pay those expenses, then we will not be able to pay the costs of this offering.

Investors in this offering will suffer immediate and substantial dilution of their investment because they will provide approximately 89% of the capital for approximately 35% equity interest in the company.

The initial public offering price is substantially higher than the pro forma net tangible book value per share of our outstanding common stock. Our existing shareholders have paid considerably less than the amount to be paid for the common stock in this offering. As a result, assuming an initial public offering price of $0.12 per share, investors purchasing common stock in this offering will incur immediate dilution of approximately $0.08 in pro forma net tangible book value per share of common stock as of September 30, 2010, if all of the offered shares are sold.

We may not realize sufficient proceeds from this offering to implement our business plan, as we are offering shares on direct participation basis, rather than using the experience of a dealer-broker.

We are offering shares on a direct participation basis. No individual, firm, or corporation has agreed to purchase any of the offered Shares. We cannot guaranty that any or all of the shares will be sold. We do not plan to use a dealer-broker, even though a dealer-broker may have more experience, resources or contacts to more effectively achieve the sale of shares. A delay in the sale of the shares in this offering can be expected to cause a similar delay in the implementation of our business plan.

Our sole officer is engaged in other activities that could conflict with our interests. Therefore, our sole officer may not devote sufficient time to our affairs, which may affect our ability to conduct marketing activities and generate revenues.

The individual serving as our sole officer has existing responsibilities and may have additional responsibilities to provide management and services to other entities. As a result, conflicts of interest between us and the other activities of those entities may occur from time to time, in that our sole officer shall have conflicts of interest in allocating time, services, and functions between the other business ventures in which she may be or become involved and our affairs.

We depend on the efforts and abilities of our sole officer.

Our sole officer, Linda Fischer, is our only full time employee. Outside demands on her time may prevent her from devoting sufficient time to our operations. In addition, the demands on her time will increase because of our status as a public company.  Ms. Fischer has very limited experience managing a public company, which may impact our ability to meet our financial and business objectives as potential investors may not want to invest in a company whose management has limited public company experience. The interruption of the services of our management could significantly hinder our operations, profits and future development, if suitable replacements are not promptly obtained.  We do not currently have any executive compensation agreements. We cannot guaranty that our management will remain with us.

The costs to meet our reporting requirements as a public company subject to the Exchange Act of ’34 will be substantial and may result in us having insufficient funds to operate our business.

We will incur ongoing expenses associated with professional fees for accounting and legal expenses associated with being a public company. We estimate that these costs will range up to $25,000 per year for the next few years. Those fees will be higher if our business volume and activity increases.  Those obligations will reduce and possibly eliminate our ability and resources to fund our operations and may prevent us from meeting our normal business obligations.

Risks related to owning our common stock:

We arbitrarily determined the offering price of the shares of common stock. Therefore, investors may lose all or part of their investment if the offering price is higher than the current market value of the offered shares.

The offering price of the shares of common stock being offered by us has been determined primarily by our capital requirements and has no relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no significant operating history and have only generated minimal revenues to date, the price of the shares of common stock is not based on past earnings, nor is the price of the shares indicative of current market value for the assets owned by us. Investors could lose all or a part of their investment if the offering price has been arbitrarily set too high. Even if a public trading market develops for our common stock, the shares may not attain market values commensurate with the offering price.

Our board of directors has the authority, without stockholder approval, to issue preferred stock with terms that may not be beneficial to common stockholders and may grant voting powers, rights and preference that differ from or may be superior to those of the registered shares.

Our articles of incorporation allow us to issue 5,000,000 shares of preferred stock without any vote or further action by our stockholders. Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our board of directors also has the authority to issue preferred stock without further stockholder approval, including large blocks of preferred stock. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock.

Our officer, director and principal shareholder controls our operations and matters requiring shareholder approval.

Linda Fischer, our officer, director and principal shareholder, owns approximately 92.6% of our outstanding shares of common stock. Even if all the offered shares are sold, she will still own 60.52% of our outstanding shares of common stock.  As a result, Ms. Fischer will have the ability to control or significantly influence all matters requiring approval by our shareholders, including the election and removal of directors. Such control will allow Ms. Fischer to control the future course of the company. Ms Fischer does not intend to purchase any of the shares in this offering.

The concurrent offering of shares by our selling shareholders with the offering of shares to be sold by us may make it more difficult for us to sell our shares

We are selling 2,000,000 shares concurrently with the sale of 276,500 shares to be sold by our selling shareholders. To the extent that selling shareholders’ shares and our shares are being offered for sale concurrently, shares sold by our selling shareholders may reduce the number of investors willing to buy our shares as well as the demand for our shares. Moreover, if our shares become quoted on the OTC Bulletin Board and OTCQB, the selling shareholders will be able to sell their shares at prevailing market prices or privately negotiated prices, which may be lower than the fixed price of $0.12 per share offered by us. Such secondary sales of shares may reduce the price of our common stock and negatively impact our ability sell shares at the fixed price of $0.12 per share. As a result, we may not be able to raise sufficient funds from this offering to implement our business strategy and our ability to raise capital may be hampered.

Investors should not look to dividends as a source of income.

In the interest of reinvesting initial profits back into our business, we do not intend to pay cash dividends in the foreseeable future.  Consequently, any economic return will initially be derived, if at all, from appreciation in the fair market value of our stock, and not as a result of dividend payments.

Because we may be subject to the “penny stock” rules, the level of trading activity in our stock may be reduced   which may make it difficult for investors to sell their shares.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks, like shares of our common stock, generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on NASDAQ. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

We lack a public market for shares of our common stock, which may make it difficult for investors to sell their shares.

There is no public market for shares of our common stock. We cannot guaranty that an active public market will develop or be sustained. Therefore, investors may not be able to find purchasers for their shares of our common stock. Should there develop a significant market for our shares, the market price for those shares may be significantly affected by such factors as our financial results and introduction of new products and services.  Factors such as announcements of new services by us or our competitors and quarter-to-quarter variations in our results of operations, as well as market conditions in our sector may have a significant impact on the market price of our shares. Further, the stock market has experienced extreme volatility that has particularly affected the market prices of stock of many companies and that often has been unrelated or disproportionate to the operating performance of those companies.

FORWARD LOOKING STATEMENTS

Information in this prospectus contains “forward looking statements” which can be identified by the use of forward-looking words such as “believes”, “estimates”, “could”, “possibly”, “probably”, “anticipates”, “estimates”, “projects”, “expects”, “may”, “will”, or “should” or other variations or similar words.  No assurances can be given that the future results anticipated by the forward-looking statements will be achieved.  The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements.  Among the key factors that have a direct bearing on our results of operations are the costs and effectiveness of our operating strategy.  Other factors could also cause actual results to vary materially from the future results anticipated by those forward-looking statements.

USE OF PROCEEDS

We will receive up to $240,000 if all of the shares of common stock offered by us at $0.12 per share are purchased. We cannot guaranty that we will sell any or all of the shares being offered by us.  This is a best efforts offering with no minimum offering amount. The table below estimates our use of proceeds, in order of priority, given the varying levels of success of the offering.  None of the proceeds will be used to reimburse the expenses that were previously paid by our president including office rent or compensation for services provided prior to the offering.

Offered Shares Sold	Offering Proceeds	Approximate Offering Expenses (1)	Total Net Offering Proceeds	Principal Uses of Net Proceeds
500,000 shares (25%)	$60,000	$20,000	$40,000	Rent/Office Expenses: $6,000 Computer Equipment: $2,500 Marketing/Printing: $3,000 Working Capital: $28,500
1,000,000 shares (50%)	$120,000	$20,000	$100,000	Rent/Office Expenses: $6,000 Computer Equipment: $2,500 Marketing: $12,000 Working Capital: $79,500
1,500,000 shares (75%)	$180,000	$20,000	$160,000	Rent/Office Expenses: $6,000 Computer Equipment: $2,500 New Employee: $40,000 Marketing: $12,000 Working Capital: $99,500
2,000,000 shares (maximum)	$240,000	$20,000	$220,000	Rent/Office Expenses: $12,000 Computer Equipment: $5,000 New Employee: $40,000 Marketing: $12,000 Working Capital: $151,000
(1) Offering expenses have been rounded to $20,000.

Working capital will be used to pay general administrative expenses, legal expenses and accounting expenses for the next twelve months. Those expenses may increase if we are able to grow our operations and marketing activities.   Marketing expenses primarily include costs associated with travel and entertainment expenses to meet potential customers. Marketing expenses also includes development, preparation and printing of marketing materials, such as brochures and catalogs.  Funds projected above as allocated to the hiring of an employee, are those who would be engaged to help conduct our business operations, and exclude compensation that would be paid to Linda Fischer, our president.  The funds from this offering will not be used to pay Ms. Fischer for any services related to activities undertaken to further the success of this offering, whether provided prior to, during, or subsequent to the offering.

None of the proceeds will be used to reimburse the expenses that were previously paid by our president including office rent or compensation for services provided prior to the offering.  If the offering proceeds are insufficient to pay the offering expenses in full, then we hope to pay those expenses from our revenues that we generate. If our current revenues are not sufficient to cover our offering expenses, then our sole officer has agreed to contribute funds to pay those expenses, although she is not obligated to do so. We do not have any written agreement with Ms. Fischer regarding her payment of offering expenses. Based on our revenues to date, we anticipate that our revenues for 2011 will be sufficient to pay the additional expenses of being a public company if we raise $60,000 in this offering.

DETERMINATION OF OFFERING PRICE

Factors Used to Determine Share Price.   The offering price of the 2,000,000 shares of common stock being offered by us has been determined primarily by our capital requirements and has no relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no significant operating history and have only generated limited revenues to date, the price of the shares of common stock is not based on past earnings, nor is the price of the shares indicative of current market value for the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion.

DILUTION

We intend to sell 2,000,000 shares of our common stock. We were initially capitalized by the sale of our common stock. The following table sets forth the number of shares of common stock purchased from us, the total consideration paid and the price per share. The table assumes all 2,000,000 shares of common stock will be sold. The founding shareholder is Christian Negri.

	Shares Issued		Total Consideration		Price Per Share
	Number	Percent	Amount	Percent
Founding Shareholder (1)	1,000,000 Shares	17.34%	$1,000	0.37%	$0.001
Linda Fischer (2)	2,500,000 Shares	43.35%	$5,000	1.84%	$0.002
Private Shareholders (3)	31,500 Shares	0.55%	$1,575	0.58%	$0.05
Private Shareholders (4)	235,000 Shares	4.08%	$23,500	8.67%	$0.10
Purchasers of Shares	2,000,000 Shares	34.68%	$240,000	88.54%	$0.12
Total	5,766,500 Shares	100%	$271,075	100%
(1)	The founding shareholder was issued 1,000,000 shares of our common stock in exchange for services valued at $1,000, or $0.001 per share.
(2)	Linda Fischer, our officer and director, purchased 2,500,000 shares of our common stock in exchange for $5,000, or $0.002 per share.
(3)	The private shareholders purchased 31,500 shares of our common stock in exchange for $1,575, or $0.05 per share.
(4)	The private shareholders purchased 500,000 shares of our common stock in exchange for $23,500, or $0.10 per share.

The following table sets forth the difference between the offering price of the shares of our common stock being offered by us, the net tangible book value per share, and the net tangible book value per share after giving effect to the offering by us, assuming that 100%, 75%, 50% and 25% of the offered shares are sold. Net tangible book value per share represents the amount of total tangible assets less total liabilities divided by the number of shares outstanding as of September 30, 2010.  Totals may vary due to rounding.

	25% of offered shares are sold	50% of offered shares are sold	75% of offered shares are sold	100% of offered shares are sold
Offering Price	$0.12 per share	$0.12 per share	$0.12 per share	$0.12 per share
Net tangible book value at 09/30/2010	($0.01) per share	($0.01) per share	($0.01) per share	($0.01) per share
Net tangible book value after giving effect to the offering	$0.003 per share	$0.015 per share	$0.025 per share	$0.033 per share
Increase in net tangible book value per share attributable to cash payments made by new investors	$0.013 per share	$0.025 per share	$0.035 per share	$0.043 per share
Per Share Dilution to New Investors	$0.117 per share	$0.105 per share	$0.095 per share	$0.087 per share
Percent Dilution to New Investors	97.7%	87.4%	79.1%	72.5%

SELLING SHAREHOLDERS

This prospectus covers the offer and sale by the selling shareholders of up to an aggregate of 276,500 shares of common stock.  The following table sets forth, to our knowledge, certain information about the selling shareholders as of February 1, 2011, the date of the table, based on information furnished to us by the selling shareholders.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to the securities. The shares offered for sale constitute all of the shares known to us to be beneficially owned by the selling shareholder. Each of the selling shareholders is not a broker-dealer or an affiliate of a broker-dealer to our knowledge. Except as indicated in the footnotes or description of the private placement transactions following the table, each selling security holder has indicated to us that it is acting individually, not as a member of a group, and none of the selling security holders or their affiliates has held any position or office or had any other material relationship with us in the past three years.

Name of Selling Shareholder	Amount of Shares of Common Stock Owned by Selling Shareholder Before the Offering	Amount of Shares of Common Stock to be Offered by the Selling Shareholder	Amount of Shares of Common Stock Owned by Selling Shareholder After the Offering	Percentage of Common Stock Owned if all of the Offered Shares Are Sold(1)
Nicole Budovec(2)	5,000	5,000	0	0%
Eveliza Barlit	5,000	5,000	0	0%
Christian Negri(3)	15,000	15,000	0	0%
Joel Felix	12,500	12,500	0	0%
Aaron Prasad	18,000(4)	18,000(4)	0	0%
Nicole Prasad	18,000(5)	18,000(5)	0	0%
Suzanne Fischer	18,000	18,000	0	0%
Stan McCrosky	100,000(6)	100,000(6)	0	0%
Amy McCrosky	100,000(7)	100,000(7)	0	0%
Eric Milo	2,500	2,500	0	0%
Elliot McCrosky	5,000(8)	5,000(8)	0	0%
Nilze McCrosky	5,000(9)	5,000(9)	0	0%
Edward Paap	10,000	10,000	0	0%
Shawn Myers	15,000	15,000	0	0%
Dharshini Mahadevan	2,000	2,000	0	0%
Lamont Fischer	10,000	10,000	0	0%
Elijah Gill	2,500	2,500	0	0%
Salvador Calvillo	3,000	3,000	0	0%
Alex Zaldivar	5,000	5,000	0	0%
Dwayne Grant	2,500	2,500	0	0%
Ann Johnson	10,000	10,000	0	0%
Chris Johnson	2,500	2,500	0	0%
Andy Moeck	5,000(10)	5,000(10)	0	0%
Diana Moeck	5,000(11)	5,000(11)	0	0%
Christy McCrosky	10,000(12)	10,000(12)	0	0%
Steven McCrosky	2,500(13)	2,500(13)	0	0%
Roderick Cabahug	3,000	3,000	0	0%
Young Chey	10,000(14)	10,000(14)	0	0%
Clarisse R. Chey	10,000(15)	10,000(15)	0	0%
Florence Columbus	2,500	2,500	0	0%

(1)
We do not know when or in what amounts the selling security holders may offer shares for sale. The stockholders may not sell any or all of the shares offered by this prospectus. Because the stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the stockholders.

(2)	Nicole Budovec is a member of the board of directors of the Company.
(3)	Christian Negri is a former officer and director of the company.
(4)	Includes shares of common stock held by Mr. Prasad’s spouse, selling shareholder Nicole Prasad.
(5)	Includes shares of common stock held by Ms. Prasad’s spouse, selling shareholder Aaron Prasad.
(6)	Includes shares of common stock held by Mr. McCrosky’s spouse, selling shareholder Amy McCrosky.
(7)	Includes shares of common stock held by Ms. McCrosky’s spouse, selling shareholder Stan McCrosky.
(8)	Includes shares of common stock held by Mr. McCrosky’s spouse, selling shareholder Nilze McCrosky.
(9)	Includes shares of common stock held by Ms. McCrosky’s spouse, selling shareholder Elliot McCrosky.
(10)	Includes shares of common stock held by Mr. Moeck’s spouse, selling shareholder Diana Moeck.
(11)	Includes shares of common stock held by Ms. Moeck’s spouse, selling shareholder Andy Moeck.
(12)	Includes shares of common stock held by Mr. McCrosky’s spouse, selling shareholder Christy McCrosky.
(13)	Includes shares of common stock held by Ms. McCrosky’s spouse, selling shareholder Steven McCrosky.
(14)	Includes shares of common stock held by Mr. Chey’s spouse, selling shareholder Clarisse R. Chey.
(15)	Includes shares of common stock held by Ms. Chey’s spouse, selling shareholder Young Chey.

Private Placements

 On December 5, 2007, we issued 1,000,000 shares of our common stock to Christian Negri for services valued at $1,000, or $0.001 per share. The shares were issued in a transaction which we believe satisfies the requirements of that certain exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, which exemption is specified by the provisions of Section 4(2) of that act.

On January 25, 2008, we issued 2,500,000 shares of our common stock to Linda Fischer for cash of $5,000, or $0.002 per share. The shares were issued in a transaction which we believe satisfies the requirements of that certain exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, which exemption is specified by the provisions of Section 4(2) of that act.

On June 5, 2009, we issued 31,500 shares of our common stock to unrelated investors at $0.05 per share, or gross proceeds of $1,575. The shares were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of that act and Rule 506 of Regulation D promulgated pursuant to that act by the Securities and Exchange Commission.

On April 1, 2010, we issued 235,000 shares of our common stock to unrelated investors at $0.10 per share, or gross proceeds of $23,500. The shares were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of that act and Rule 506 of Regulation D promulgated pursuant to that act by the Securities and Exchange Commission.

PLAN OF DISTRIBUTION
Primary Offering

We are offering for sale 2,000,000 shares of our common stock in a direct public offering on a best efforts basis with no minimum.  There is no minimum amount that must be sold, and we will receive any proceeds from this offering immediately upon the acceptance of subscription agreements we receive.  We will accept or reject any subscription agreement within ten days of receipt, and any checks submitted with rejected subscription agreements will be returned promptly.

We have not conducted any discussions or negotiations for the sale of all or any portion of those 2,000,000 shares of our common stock. There is no minimum number of shares that must be purchased by each prospective purchaser and the maximum number of shares we will sell is 2,000,000. We will not pay any commissions or other fees, directly or indirectly to any person or firm in connection with solicitation of sales of the common stock.  We will not conduct any aspect of this offering online, nor is any such online offering contemplated. T his offering will terminate 180 days following the effective date of this registration statement, and will not be extended.

Linda Fischer, our officer and director, does not have any agreement or plan to purchase any shares in this offering.  Ms. Fischer will participate in the offer and sale of our shares of common stock, and rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.  Although Ms. Fischer is an associated person of the company as that term is defined in Rule 3a4-l under the Exchange Act, she believes she will not be deemed to be a broker for the following reasons:

•	Ms. Fischer is not subject to a statutory disqualification as that term is defined in Section 3(a)(39) of the Exchange Act at the time of her participation in the sale of our securities.
•
Ms. Fischer will not be compensated for her participation in the sale of company securities by the payment of commission or other remuneration based either directly or indirectly on transactions in securities.

•	Ms. Fischer is not an associated person of a broker or dealer at the time of participation in the sale of company securities.

Ms. Fischer will restrict her participation to the following activities:

•	preparing any written communication or delivering any communication through the mails or other means that does not involve oral solicitation by the president of a potential purchaser;
•
responding to inquiries of potential purchasers in communication initiated by the potential purchasers, provided, however, that the content of responses are limited to information contained in a registration statement filed under the Securities Act or other offering document;

•	performing ministerial and clerical work involved in effecting any transaction.

We have not retained a broker for the sale of securities being offered. In the event we retain a broker who may be deemed an underwriter, an amendment to the registration statement will be filed.

The shares of common stock being offered by us have not been registered for sale under the securities laws of any state as of the date of this prospectus. We intend to register or qualify the offered shares in the following states:  Colorado.

Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable “cooling off” periods prior to the commencement of such distribution.

Selling Stockholders

We are registering 276,500 outstanding shares of common stock to permit the resale of such shares of common stock by the selling shareholders, from time to time after the date of this prospectus.  We will not receive any of the proceeds from the sale by the selling shareholders of such shares of our common stock.  We will bear all fees and expenses incident to our obligation to register these shares of common stock.

The selling shareholders, or their pledgees, donees, transferees or other successors-in-interest, will sell at a price of $0.12 per share until the shares are quoted on the OTC Bulletin Board and OTCQB and thereafter at prevailing market prices or privately negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares of our common stock:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	privately negotiated transactions;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares of our common stock under Rule 144 under the Securities Act, if available, rather than under this prospectus.

If the selling shareholders effect such transactions by selling shares of our common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).

The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock.  All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Executive Officers and Directors. Our directors and principal executive officers are as specified on the following table:

Name	Age	Position
Linda Fischer	35	Chief Executive Officer, President, Chief Financial Officer, Secretary and a Director
Nicole Budovec	32	Director

Linda Fischer. Ms. Fischer has been our Chief Executive Officer, President, Chief Financial Officer, Secretary and director since May 2008. From 2008 to 2010, Ms. Fischer has been responsible for our day to day operations and the development of our business. In addition, Ms. Fischer has worked as a real estate sales agent since 2002. Ms. Fischer possesses a real estate salesperson license from the California Department of Real Estate.  Ms. Fischer earned her Associates of Arts degree from Santa Monica Community College in 1998.  Ms. Fischer has not been a director of any other reporting company.

Nicole Budovec. Ms. Budovec has been one of our directors since December 2010.  For the past five years, Ms. Budovec has been worked as a strategic consultant and recruiter with significant experience in the Internet and social media industry. From June 2010 to the present, Ms. Budovec has served as the lead recruiter for Corporate Communications at Facebook. Prior to joining Facebook, Ms. Budovec served as a sales and marketing recruiter for Google for the first half of 2010, and as a marketing recruiter at Yahoo for the latter half of 2009. During 2008, Ms. Budovec served as a sales recruiter for Fox Interactive Media, where she led sales recruiting efforts for its web properties including: MySpace.com, MySpaceMusic.com, AmericanIdol.com, FoxSports.com, IGN.com, and Photobucket.com. During 2006 and 2007, Ms.  Budovec served as a recruiter at Farmers Insurance, Allstate Insurance and Pfizer Pharmaceuticals.  Ms. Budovec earned her Bachelor of Arts degree in Communications from University of Illinois at Chicago in 2002.

All directors hold office until the completion of their term of office, which is not longer than one year, or until their successors have been elected.   All officers are appointed annually by the board of directors and, subject to employment agreements (which do not currently exist) serve at the discretion of the board. Currently, our director receives no compensation.

There is no family relationship between any of our officers or directors. There are no orders, judgments, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining any of our officers or directors from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or of any felony. Nor are any of the officers or directors of any corporation or entity affiliated with us so enjoined.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of February 1, 2011, by each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, each of our directors and named executive officers, and all of our directors and executive officers as a group.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class if No Shares are Sold	Percent of Class if 1,000,000 Shares are Sold	Percent of Class if 2,000,000 Shares are Sold
Common Stock	Linda Fischer 500 Newport Center Dr., Suite 800 Newport Beach, CA 92660	3,490,000 shares, President, CEO, CFO, Secretary, Director	92.66%	73.22%	60.52%
Common Stock	Nicole Budovec 377 Everett Ave Palo Alto, CA 94301	5,000 shares, Director	0.13%	0.10%	0.09%
Common Stock	All directors and named executive officers as a group	3,495,000 shares	92.79%	73.32%	60.61%

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  In accordance with Securities and Exchange Commission rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees. Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

Changes in Control.   Our management is not aware of any arrangements which may result in a change in control.

Committees. Our Board of Directors does not currently have a compensation committee or nominating and corporate governance committee because, due to the Board of Director’s composition and our relatively limited operations, the Board of Directors believes it is able to effectively manage the issues normally considered by such committees. Our Board of Directors may undertake a review of the need for these committees in the future.

Audit Committee and Financial Expert. Presently, the Board of Directors acts as the audit committee. The Board of Directors does not have an audit committee financial expert. The Board of Directors has not yet recruited an audit committee financial expert to join the board of directors because we have only recently commenced a significant level of financial operations.

Code of Ethics. We do not currently have a Code of Ethics that applies to all employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We plan to adopt a Code of Ethics.

DESCRIPTION OF SECURITIES

We were authorized to issue 50,000,000 shares of $.001 par value common stock and 5,000,000 shares of $.001 par value preferred stock.  As of February 1, 2010, there were 3,766,500 shares of our common stock were issued and outstanding. No shares of our preferred stock are issued and outstanding.

Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments.  The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Dividend Policy. We have never declared or paid a cash dividend on our capital stock. We do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our board of directors.

Preferred Stock.   We have not designated the right and preferences of our preferred stock. The availability or issuance of these shares could delay, defer, discourage or prevent a change in control.

Our Articles of Incorporation and our Bylaws do not contain any other provisions which were included to delay, defer, discourage or prevent a change in control.

INTEREST OF NAMED EXPERTS AND COUNSEL

No “expert” or our “counsel” was hired on a contingent basis, or will receive a direct or indirect interest in us, or was a promoter, underwriter, voting trustee, director, officer, or employee of the company, at any time prior to the filing of this registration statement.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Article Twelve of our Articles of Incorporation provides, among other things, corporation shall indemnify any person who was or is threatened to be made a party to a proceeding by reason of the fact that he or she is:

•	is or was a director or officer of the corporation; or
•
is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the Nevada General Corporation Law, as the same exists or may hereafter be amended; provided, however, that except as provided in Article Eight with respect to proceedings to enforce rights to indemnification, the corporation shall indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by the board of directors of the corporation.

Article Thirteen of our Articles of Incorporation provides, among other things, that our officers and directors shall not be personally liable to us or our shareholders for breach of fiduciary duty as an officer or a director, except for liability:

•	for acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law; or
•	for unlawful payments of dividends or unlawful stock purchase or redemption by us.

Section 10 of our Bylaws also provides that our officers and directors shall be indemnified and held harmless by us to the fullest extent permitted by the provisions of the Nevada Revised Statutes.

Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless as provided under the Nevada Revised Statutes, the act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders as provided.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that act and is, therefore, unenforceable.

ORGANIZATION WITHIN LAST FIVE YEARS

Transactions with Promoters. Christian Negri was our promoter and our former officer and director. In December 2007, we issued 1,000,000 shares of our common stock to Christian Negri, who was our founder and our officer and director at inception. Those shares were issued in exchange for services valued at $1,000, or $0.001 per share.

DESCRIPTION OF BUSINESS

Our Background. We were incorporated in Nevada on December 4, 2007. We were formed to be a provider of lead generation services for event planners in various locations and began to offer event planning services in 2009. In June 2010, we began distributing and selling computer memory modules, flash memory cards and solid state storage products under the trade name Sur Technologies. In October 2010, we filed a fictitious business name statement to do business as Sur Technologies in Orange County, California, the county in which our principal place of business is located.

Our Business. We are a development stage company and reseller of computer memory modules, flash memory cards and solid state storage products, which are manufactured by third parties.  The products that we sell are used for a variety of applications in the computing, networking, communications, printer, storage, defense and industrial markets worldwide. Products that incorporate memory products include servers, routers, switches, storage systems, workstations, personal computers, notebooks, printers and gaming machines.

We generate product revenues predominantly from sales of our memory modules, flash memory cards and other solid state storage products, principally to system integrators, resellers and other customers in various industries. Sales of our products are generally made pursuant to purchase orders rather than long-term commitments. We generate service revenue from a limited number of customers by providing customer support and maintenance services related to our products. Our net revenues are dependent upon demand in the end markets that we serve and fluctuations in end-user demand can have a rapid and material effect on our net sales. Furthermore, sales to relatively few customers have accounted, and we expect will continue to account for a significant percentage of our net sales in the foreseeable future.

We also operate an event planning, management and lead generation division that offers a full range of marketing, advertising and consulting services geared towards event planning. We initially focused on business on providing lead generation services for event planners in various locations. We currently have the ability to offer event planning and design services in Cabo San Lucas, Mexico, and other locations through local contractors that have agreed to provide services to our clients. We currently do not have any formal agreements with those contractors. However, we are devoting the majority of our business efforts to our computer memory modules division.

To effectuate our business plan, we must raise at least $60,000 in this offering. With the proceeds from this offering, we intend to purchase computer equipment and begin marketing our services to potential clients. During the next three to six months, our primary objective is to complete the offering and begin to obtain more clients so that we generate more significant revenues to support our operations. During the next six to twelve months, we hope to expand our operations and provide our products to several customers. We believe that the size of our operations may vary depending on the amount of funds raised in this offering. We believe that we will need to raise $240,000 in this offering to fully implement our business plans and increase the size of operations, which includes hiring a new employee and increasing our marketing efforts. If we are able to sell 75% of the shares in this offering, we will be able to hire an employee to handle all office and administrative tasks, such as invoicing and sales support services. The hiring of an additional employee will allow Linda Fischer, our sole officer, to focus the majority of her efforts on sales and marketing activities. In addition, raising substantial funds in this offering will provides us with working capital to pay general administrative, legal and accounting expenses.  If we do not raise any funds in this offering, we will not be able to hire an employee and we may not have adequate funds to market our services and pay the costs of this offering.  We need to raise at least $60,000 to pay for the costs of this offering and fund our proposed business activities.

Our Products.

DRAM Modules.  We sell Dynamic Random Access Memory (“DRAM”) modules utilizing a wide range of DRAM technologies from Synchronous DRAM (“SDRAM”) to double-data-rate (“DDR”), and other high performance DRAM devices. All of the DRAM devises that we sell are manufactured by third parties.  DRAM modules are collections of dynamic random access memory chips assembled on circuit boards. DRAM modules are used in desktop and laptop computers as well as servers. Different types of DRAM modules are used in servers to augment memory capacity, in networking applications to increase bandwidth and ensure signal integrity, and in mobile applications to provide memory capacity with low power consumption and compact design.

Solid State Drives.  We sell solid state drives (or “SSDs”), which are manufactured by third parties. SSDs are data storages device that uses solid-state memory to store data. SSDs have no moving parts and are designed to reside inside the computer in place of a more traditional hard drive. While a traditional hard drive has drive motors to spin up the magnetic platters and the drive heads, all the storage on a solid state drive is handled by flash memory chips.

Flash Memory Cards and Modules.  We sell flash memory cards and modules which are manufactured by third parties. Flash memory is a non-volatile computer storage chip that can be electrically erased and reprogrammed. Flash memory cards and modules are manufactured in a wide range of forms and capacities to serve various functions.

Product-Related Services.  We offer services which are tailored to meet the specific needs of our customers. As a complement to our product sales, we offer customer services including customer support and maintenance services.

Sales and Marketing. We primarily sell our products through two third-party sales representatives. Our direct sales and marketing efforts are conducted incorporating those third-party sales representatives together with our officer. In addition, we sell to value added dealers, distributors and end users. We currently do not have any formal or long-term sales representative agreements. The third-party sales representatives may terminate their relationships with us at any time on short notice.

Our marketing strategy is to promote our services and products and attract businesses to us.  Our marketing initiatives will include:

•	establish relationships with industry professionals, who can refer customers to us;
•	attend industry tradeshows;
•	initiate direct contact with potential customers;
•	advertise in technical journals and related websites; and
•	direct mail solicitation.

Growth Strategy. We will seek to increase our sales efforts by increasing the number of events we attend, seeking referrals through our current clients, developing business leads provided by our third-party suppliers, and expanding the capability of our website by registering it with selected search engines to ensure our site comes up in search results in user searches for related products. Our strategy is also to provide unparalleled customer service and high-quality merchandise, which we believe will achieve a high level of customer satisfaction and contribute to the development of our brand image and goodwill.

As part of our business and growth strategy, we may acquire businesses, products or technologies that allow us to complement our existing product offering and expand our market coverage. We believe that the current marketplace of companies that resell computer and technology related products is highly fragmented, with numerous small and medium sized companies located throughout the country. As such, we believe that there is an opportunity for a publicly traded company to acquire several, smaller and more established such companies with already-established reputations and product lines using our common stock as payment for any potential acquisitions. Our acquisition strategy is designed to complement our core business. If we do find suitable acquisition opportunities, we cannot guaranty that we will be able to consummate the acquisitions on commercially acceptable terms or at all, or may not realize the anticipated benefits of any acquisitions we do undertake.

Customers. We currently provide products to three customers, although we are hoping to expand our customer base. As of September 30, 2010, one of those customers accounted for 100% of our outstanding receivables.  In addition, this one customer accounted for approximately 84% of our sales for the fiscal year ended September 30, 2010. We expect that those customers will continue to account for a large portion of our revenues for the foreseeable future. All of our products sales from those customers are on a purchase order basis and we do not have any contractual agreements with those customers. If our relationships with any of those customers were disrupted, we could lose a significant portion of our anticipated revenues. None of our customers is currently, or was at any time during our business relationship, a related party.

Suppliers. We have developed and maintained relationships with a small number of suppliers for our products, including Smart Modular Technologies, Inc., Ma Labs, Inc. and Wintec Industries, Inc. We purchase all of our products from our suppliers on a purchase order basis and do not have long-term commitments from suppliers. Our suppliers are not required to supply us with any minimum quantities and we cannot guaranty that our suppliers will supply the quantities of products we may need to meet our customers’ orders in a timely manner. If any of our suppliers experience quality control problems, we may not be able to fill customer orders.

We anticipate that we will be able to develop relationships with additional suppliers so that we will have alternative suppliers in the event that our current suppliers do not desire or is unable to supply a sufficient amount of products to meet our customers’ requirements. The inability to fill customer orders could cause delays, customer cancellations, disruptions or reductions in product shipments which could damage relationships with current or prospective customers and increase costs or prices. A disruption in or termination of our supply relationship with any of our significant suppliers or our inability to develop relationships with new suppliers, if required, would cause delays, disruptions or reductions in product sales, which could damage relationships with our customers or increase our costs or the prices of our products.

Our Website.   Our website is located at www.surtechnologies.com and provides a description of our products along with our contact information including our address, telephone number and e-mail address.

Our Competition. We face competition from manufacturers and other resellers of memory modules, flash memory cards and solid state storage products. Many of our competitors have substantially greater financial, technical, managerial, marketing and other resources than we do and they may compete more effectively than we can. Although many of those competitors have greater resources, market share and well-established distribution channels, we believe we compete effectively on price and service. Our size allows us to pay careful attention to our customers and cost structure and allows us to provide a rapid response to customers’ demand.

Government Regulation. We are also subject to federal, state and local laws and regulations generally applied to businesses, such as payroll taxes on the state and federal levels. We believe that we are in conformity with all applicable laws in Nevada and the United States.

In July 2010, we obtained a California seller’s permit which allows us to sell products in California at the wholesale or retail level.

Our Research and Development.   We are not currently conducting any research and development activities.  We do not anticipate conducting such activities in the near future.

Intellectual Property. We do not presently own any copyrights, patents, trademarks, licenses, concessions or royalties, and we may rely on certain proprietary technologies, trade secrets, and know-how that are not patentable.

We own the Internet domain names www.surtechnologies.com which is related to our computer memory product business. We also own the following Internet domain names related to our event planning and lead generation business:

•	www.caboeventdesign.com
•	www.bestcaboevents.com
•	www.bestcaboweddings.com
•	www.caboeventdesigns.com
•	www.rivierasur.com

Under current domain name registration practices, no one else can obtain an identical domain name, but someone might obtain a similar name, or the identical name with a different suffix, such as “.org”, or with a country designation. The regulation of domain names in the United States and in foreign countries is subject to change, and we could be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our domain names.

Employees. As of February 1, 2011, we have no employees other than our officer, Linda Fischer. We have two third-party sales representatives that sell products for us. We do not have any formal sales representative agreements with those parties. We anticipate that we will independent contractors as consultants to support our expansion and business development. We are not a party to any employment agreements.

Facilities. Our executive, administrative and operating offices are located at 500 Newport Center Drive, Suite 800, Newport Beach, CA 92660. Linda Fischer, our officer and director, provides approximately 200 square feet of office space at no charge. Our financial statements reflect the fair market value of that space which is approximately $500.00 per month. We do not have a written lease or sublease agreement with Ms. Fischer. Ms. Fischer does not expect to be paid or reimbursed for providing office facilities.  We believe that our facilities are adequate for our needs and that additional suitable space will be available on acceptable terms as required.

Legal Proceedings. There are no legal actions pending against us nor are any legal actions contemplated by us at this time.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Critical Accounting Policy and Estimates. Our Management’s Discussion and Analysis of Financial Condition and Results of Operations section discusses our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition, accrued expenses, financing operations, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The most significant accounting estimates inherent in the preparation of our financial statements include estimates as to the appropriate carrying value of certain assets and liabilities which are not readily apparent from other sources. In addition, these accounting policies are described at relevant sections in this discussion and analysis and in the notes to the financial statements included in this Registration Statement on Form S-1.

The following discussion of our financial condition and results of operations should be read in conjunction with our audited financial statements for the years ended September 30, 2010 and 2009, together with notes thereto, which are included in this Registration Statement on Form S-1.

For the year ended September 30, 2010 to the year ended September 30, 2009.

Results of Operations.

Revenues. We had revenues of $72,038 for the year ended September 30, 2010, from the sale of our computer memory modules as well as customer support services that we provided to a customer, as compared to no revenues for the year ended September 30, 2009. Our costs of goods sold for the year ended September 30, 2010, was $44,160. Therefore, our gross profit for the year ended September 30, 2010, was $27,878. We hope to generate further revenues as we continue operations and implement our business plan.

Operating Expenses. For the year ended September 30, 2010, our total operating expenses were $40,514, as compared to total operating expenses of 49,109 for the year ended September 30, 2009. Our operating expenses for the year ended September 30, 2010, were comprised of officer compensation of $24,000 and general and administrative expenses of $16,514. By comparison, our operating expenses for the year ended September 30, 2009, were comprised of officer compensation of $24,000 and general and administrative expenses of $25,109.

Net Loss.   For the year ended September 30, 2010, our net loss was $16,176, as compared to a net loss of 50,847for the year ended September 30, 2009.

Liquidity and Capital Resources. On December 5, 2007, we issued 1,000,000 shares of common stock to our founder in exchange for services valued at $1,000, or $0.001 per share.  On January 25, 2008, we issued 2,500,000 shares of our common stock to Linda Fischer for cash of $5,000, or $0.002 per share.  On June 5, 2009, we issued 31,500 shares of our common stock to unrelated investors at $0.05 per share, or gross proceeds of $1,575. On April 1, 2010, we issued 235,000 shares of our common stock to unrelated investors at $0.10 per share, or gross proceeds of $23,500.  We used those proceeds to pay for overhead expenses and working capital.

As of September 30, 2010, our current assets were $119,477, which consisted of cash of $59,317 and accounts receivable of $61,160. Our current assets and property and equipment of $2,709 represent our total assets of $122,186 as of September 30, 2010.

As of September 30, 2010, we had liabilities of $170,187, all of which were represented by accounts payable and accrued expenses of $73,804 and loans from stockholder of $96,383. The loans from stockholder are payable to Linda Fischer, our officer and director. Per the terms of the notes, the loans are due upon demand and accrue interest at the rate of 10% per annum.  The loan funds are to be used for working capital purposes.  We had no other long term liabilities, commitments or contingencies.

During 2011, we expect to incur significant accounting costs of $15,000 per year associated with the audit and review of our financial statements. We expect that the legal and accounting costs of becoming a public company will be approximately $25,000 per year and will continue to impact our liquidity. Those fees will be higher if our business volume and activity increases. Other than the anticipated increases in legal and accounting costs due to the reporting requirements of becoming a reporting company, we are not aware of any other known trends, events or uncertainties, which may affect our future liquidity.

To effectuate our business plan, we must raise at least $60,000 in this offering. With the proceeds from this offering, we intend to purchase computer equipment and begin marketing our services to potential clients. During the next three to six months, our primary objective is to complete the offering and begin to obtain more clients so that we generate more significant revenues to support our operations. During the next six to twelve months, we hope to expand our operations and provide our products to several customers. We believe that the size of our operations may vary depending on the amount of funds raised in this offering. We believe that we will need to raise $240,000 in this offering to fully implement our business plans and increase the size of operations, which includes hiring a new employee and increasing our marketing efforts. If we are able to sell 75% of the shares in this offering, we will be able to hire an employee to handle all office and administrative tasks, such as invoicing and sales support services. The hiring of an additional employee will allow Linda Fischer, our sole officer, to focus the majority of her efforts on sales and marketing activities. In addition, raising substantial funds in this offering will provides us with working capital to pay general administrative, legal and accounting expenses. If we do not raise any funds in this offering, we will not be able to hire an employee and we may not have adequate funds to market our services and pay the costs of this offering.  We need to raise at least $60,000 to pay for the costs of this offering and fund our proposed business activities.

We have cash of $59,317 as of September 30, 2010. In the opinion of management, available funds will not satisfy our working capital requirements to operate at our current level of activity for the next twelve months.  Those funds do not include any funds raised in this offering. We will not be able to implement our business plan in the manner we envision unless we raise funds from this offering.  Our forecast for the period for which our financial resources will be adequate to support our operations involves risks and uncertainties and actual results could fail as a result of a number of factors. In order to expand our operations, we do not currently anticipate that we will need to raise additional capital in addition to the funds raised in this offering.  This offering is a best efforts offering with no minimum.  We will have access to these funds as soon as they are received.

We are not currently conducting any research and development activities.  We do not anticipate conducting such activities in the near future. In the event that we expand our customer base, then we may need to hire additional employees or independent contractors as well as purchase or lease additional equipment. Our management believes that we do not require the services of independent contractors to operate at our current level of activity.

Off-Balance Sheet Arrangements.   We have no off-balance sheet arrangements.

DESCRIPTION OF PROPERTY

Property held by us. As of September 30, 2010, we held no real property.  We do not presently own any interests in real estate.

Our Facilities. Our executive, administrative and operating offices are located at 500 Newport Center Drive, Suite 800, Newport Beach, CA 92660. Linda Fischer, our officer and director, provides approximately 200 square feet of office space at no charge. Our financial statements reflect the fair market value of that space which is approximately $500.00 per month. We do not have a written lease or sublease agreement with Ms. Fischer. Ms. Fischer does not expect to be paid or reimbursed for providing office facilities.  We believe that our facilities are adequate for our needs and that additional suitable space will be available on acceptable terms as required.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related party transactions.

In December 2007, we issued 1,000,000 shares of our common stock to Christian Negri, our sole officer and director at inception.  These shares were issued in exchange for services valued at $1,000, or $0.001 per share.

From our inception (December 4, 2007) through September 30, 2010, we have utilized office space of an officer and stockholder at no charge.  We treated the usage of the office space as additional paid-in capital and charged the estimated fair value rent of $500 per month to operations.  For the years ended September 30, 2010 and 2009, we recorded rent expense of $6,000 and $6,000, respectively.

Effective December 15, 2007, we agreed to compensate Linda Fischer, our President, $2,000 per month for services rendered, and to pay such compensation at a later date when sufficient funds are available.  The accrued compensation due to our president totaled $68,000 at September 30, 2010. As of January 11, 2010, accrued compensation due to our president is $74,710. We do not have any written agreement with Ms. Fischer regarding her payment of compensation.

We have an outstanding notes payable with Linda Fischer, our officer, director and principal stockholder, in the amount of $96,383.  Per the terms of the notes, the loans are due upon demand and accrue interest at the rate of 10% per annum.

We believe that each report transaction and relationship is on terms that are at least as fair to us as would be expected if those transactions were negotiated with third parties.

There have been no other related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 of Regulation S-K.

With regard to any future related party transaction, we plan to fully disclose any and all related party transactions, including, but not limited to, the following:

•	disclose such transactions in prospectuses where required;
•	disclose in any and all filings with the Securities and Exchange Commission, where required;
•	obtain disinterested directors’ consent; and
•	obtain shareholder consent where required.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Reports to Security Holders. Our securities are not listed for trading on any exchange or quotation service. We are not required to comply with the timely disclosure policies of any exchange or quotation service. The requirements to which we would be subject if our securities were so listed typically include the timely disclosure of a material change or fact with respect to our affairs and the making of required filings. Although we are not required to deliver an annual report to security holders, we intend to provide an annual report to our security holders, which will include audited financial statements.

When we become a reporting company with the Securities and Exchange Commission, the public may read and copy any materials filed with the Securities and Exchange Commission at the Security and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may also obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.  The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

As of February 1, 2011, there were 31 record holders of our common stock.

There are no outstanding shares of our common stock which can be sold pursuant to Rule 144. There are no outstanding options or warrants to purchase, or securities convertible into, shares of our common stock. There are no outstanding shares of our common stock that we have agreed to register under the Securities Act of 1933 for sale by security holders.

There have been no cash dividends declared on our common stock.  Dividends are declared at the sole discretion of our Board of Directors.

Recent Sales of Unregistered Securities. There have been no sales of unregistered securities within the last three (3) years which would be required to be disclosed pursuant to Item 701 of Regulation S-K, except for the following:

On December 5, 2007, we issued 1,000,000 shares of our common stock to Christian Negri for services valued at $1,000, or $0.001 per share. The shares were issued in a transaction which we believe satisfies the requirements of that certain exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, which exemption is specified by the provisions of Section 4(2) of that act. We believe the exemption is available for the issuance of shares to Christian Negri because he was an accredited investor and our sole officer and director at the time of issuance.

On January 25, 2008, we issued 2,500,000 shares of our common stock to Linda Fischer for cash of $5,000, or $0.002 per share. The shares were issued in a transaction which we believe satisfies the requirements of that certain exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, which exemption is specified by the provisions of Section 4(2) of that act. We believe the exemption is available for the issuance of shares to Linda Fischer because Ms Fischer was financially sophisticated and was provided information related to our business plan and access to our financial books and records.

On June 5, 2009, we issued 31,500 shares of our common stock to five unrelated investors at $0.05 per share, or gross proceeds of $1,575. The shares were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of that act. We believe the exemption is available for the issuance of shares to those investors because each of the investors was financially sophisticated and has such knowledge and experience in financial and business matters that he or she was capable of evaluating the merits and risks of the prospective investment.  Each of the investors was provided with information related to our business plan and access to our financial books and records.

On April 1, 2010, we issued 235,000 shares of our common stock to unrelated investors at $0.10 per share, or gross proceeds of $23,500. The shares were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of that act and Rule 506 of Regulation D promulgated pursuant to that act by the Securities and Exchange Commission. Specifically, we believe that the exemption was available because the offer was made to “accredited investors”, as that term is defined under applicable federal and state securities laws, and no more than 35 non-accredited investors, each of whom are financially sophisticated. We believe that each purchaser who was not an accredited investor has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment.  No advertising or general solicitation was employed in offering the shares. Each investor was given a private placement memorandum which described the merits and risks of the investment and which we believe contained sufficient information about us to make an informed investment decision. There were no commissions paid on the sale of these shares.

Purchases of Equity Securities. None.

No Equity Compensation Plan. We do not have any securities authorized for issuance under any equity compensation plan.  We also do not have an equity compensation plan and do not plan to implement such a plan.

Penny stock regulation.   Shares of our common stock will probably be subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in “penny stocks”.  Penny stocks are generally equity securities with a price of less than $5.00, except for securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which contains the following:

•	a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
•
a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of securities’ laws;

•	a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the “bid” and “ask” price;
•	a toll-free telephone number for inquiries on disciplinary actions;
•	definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and
•	such other information and is in such form, including language, type, size and format, as the Securities and Exchange Commission shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

•	the bid and offer quotations for the penny stock;
•	the compensation of the broker-dealer and its salesperson in the transaction;
•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
•	monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement.  These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules.  Holders of shares of our common stock may have difficulty selling those shares because our common stock will probably be subject to the penny stock rules.

EXECUTIVE COMPENSATION

Any compensation received by our officers, directors, and management personnel will be determined from time to time by our board of directors. Our officers, directors, and management personnel will be reimbursed for any out-of-pocket expenses incurred on our behalf.

Summary Compensation Table.   The table set forth below summarizes the annual and long-term compensation for services in all capacities to us payable to our chief executive officer and our other executive officers for the years ended September 30, 2010 and 2009.  Our board of directors may adopt an incentive stock option plan for our executive officers which would result in additional compensation.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Linda Fischer, President, CEO, CFO, Secretary, Director	2010	24,000 (1)	0	0	0	0	0	0	24,000 (1)
	2009	24,000 (1)	0	0	0	0	0	0	24,000 (1)
    (1) Includes salary which has been earned but not paid to Ms. Fischer.

Employment Contracts and Termination of Employment. We do not anticipate that we will enter into any employment contracts with any of our employees. We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation or retirement).

Stock Options/SAR Grants. No grants of stock options or stock appreciation rights were made since our date of incorporation on December 4, 2007.

Outstanding Equity Awards at Fiscal Year-end. As of the period ended September 30, 2010, the following named executive officer had the following unexercised options, stock that has not vested, and equity incentive plan awards:

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options # Exercisable	# Un-exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock Not Vested	Market Value of Shares or Units Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights Not Nested	Value of Unearned Shares, Units or Other Rights Not Vested
Linda Fischer, President, CEO, CFO, Secretary, Director	0	0	0	0	0	0	0	0	0

Long-Term   Incentive Plans . There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers. As of September 30, 2010, we had no group life, health, hospitalization, or medical reimbursement or relocation plans in effect.

Compensation of Directors. Our directors who are also our employees receive no extra compensation for their service on our board of directors.

Financial Statements

SUR VENTURES, INC.
(A Development Stage Company)

FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2010 AND 2009
AND FOR THE PERIOD FROM INCEPTION (DECEMBER 4, 2007)
THROUGH SEPTEMBER 30, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Sur Ventures, Inc.

We have audited the accompanying consolidated balance sheets of Sur Ventures, Inc. (a development stage company) as of September 30, 2010 and 2009, and the related consolidated statements of operations, changes in stockholder’s equity (deficit) and cash flows for the years then ended and for the period from inception (December 4, 2007) through September 30, 2010.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sur Ventures, Inc. as of September 30, 2010 and 2009, and the results of its operations and its cash flows for the years then ended and for the period from inception (December 4, 2007) through September 30, 2010 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has incurred recurring operating losses and has an accumulated deficit.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 2.  The financial statements do not include any adjustments may result from the outcome of this uncertainty.

Q Accountancy Corporation

/s/ Q Accountancy
Laguna Niguel, California
December 6, 2010

SUR VENTURES, INC.
(A Development Stage Company)
BALANCE SHEETS
SEPTEMBER 30, 2010 AND 2009

ASSETS

	2010	2009
Current assets
Cash	$59,317	$1,384
Accounts receivable	60,160	-

Total current assets	119,477	1,384

Property and equipment, net of $985 and $378 accumulated depreciation, respectively	2,709	2,438

Total assets	$122,186	$3,822

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities
Accounts payable and accrued expenses	$73,804	$46,264
Loans from stockholder	96,383	18,883

Total current liabilities	170,187	65,147

Stockholders’ deficit
Preferred stock, $.001 par value; 5,000,000 shares authorized, no share issued and outstanding	-	-
Common stock, $.001 par value; 50,000,000 shares authorized, 3,766,500 and 3,531,500 shares issued and outstanding, respectively	3,767	3,532
Additional paid-in capital	43,808	14,543
Deficit accumulated during the development stage	(95,576)	(79,400)

Total stockholders’ deficit	(48,001)	(61,325)

Total liabilities and stockholders’ deficit	$122,186	$3,822

See accompanying notes to financial statements

SUR VENTURES, INC.
(A Development Stage Company)
STATEMENTS OF OPERATIONS

	For the Year ended September 30, 2010	For the Year Ended September 30, 2009	For the Period from Inception (December 4, 2007) through September 30, 2010
Net revenue	$72,038	$-	$72,038

Cost of goods sold	44,160	-	44,160

Gross profit	27,878	-	27,878

Operating expenses
Officer compensation	24,000	24,000	68,000
General and Administrative	16,514	25,109	49,650

Total operating expenses	40,514	49,109	117,650

Net operating loss	(12,636)	(49,109)	(89,772)

Interest expense	(3,540)	(1,738)	(5,804)

Loss before income taxes	(16,176)	(50,847)	(95,576)

Provision for income taxes	-	-	-

Net loss	$(16,176)	$(50,847)	$(95,576)

Net loss per common share – basic and diluted	$(0.00)	$(0.01)	$(0.03)

Weighted average of common shares – basic and diluted	3,654,077	3,521,704	3,455,434

See accompanying notes to financial statements

SUR VENTURES, INC.
(A Development Stage Company)
STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE PERIOD FROM INCEPTION (DECEMBER 4, 2007)
THROUGH SEPTEMBER 30, 2010

				Deficit
	Common Stock			Accumulated
	Number of Shares	Amount	Additional Paid-In Capital	During Development Stage	Total Stockholders’ Equity (Deficit)

Balance, December 4, 2007	-	$-	$-	$-	$-

Issuance of common stock for services, December 5, 2007	1,000,000	1,000	-	-	1,000

Issuance of common stock for cash, January 15, 2008	2,500,000	2,500	2,500	-	5,000

Additional paid-in capital in exchange for facilities provided by related party	-	-	4,500	-	4,500

Net loss	-	-	-	(28,553)	(28,553)

Balance, September 30, 2008	3,500,000	3,500	7,000	(28,553)	(18,053)

Issuance of common stock for cash, June 5, 2009	31,500	32	1,543	-	1,575

Additional paid-in capital in exchange for facilities provided by related party	-	-	6,000	-	6,000

Net loss	-	-	-	(50,847)	(50,847)

Balance, September 30, 2009	3,531,500	3,532	14,543	(79,400)	(61,325)

Issuance of common stock for cash, April 1, 2010	235,000	235	23,265	-	23,500

Additional paid-in capital in exchange for facilities provided by related party	-	-	6,000	-	6,000

Net loss	-	-	-	(16,176)	(16,176)

Balance, September 30, 2010	3,766,500	$3,767	$43,808	$(95,576)	$(48,001)

See accompanying notes to financial statements

SUR VENTURES, INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS

	For the Year Ended September 30, 2010	For the Year Ended September 30, 2009	For the Period from Inception (December 4, 2007) through September 30, 2010
Cash flows from operating activities
Net loss	$(16,176)	$(50,847)	$(95,576)
Adjustments to reconcile net loss to net cash used in operating activities
Additional paid-in capital in exchange for facilities provided by related party	6,000	6,000	16,500
Common stock issued for services	-	-	1,000
Depreciation	607	378	985
Changes in operating assets and liabilities
(Increase) in accounts receivable	(60,160)	-	(60,160)
Decrease in prepaid expenses	-	5,500	-
Increase in accounts payable and accrued expenses	27,540	25,738	73,804

Net cash used in operating activities	(42,189)	(13,231)	(63,447)

Cash flows from investing activities
Purchase of property and equipment	(878)	(2,816)	(3,694)

Net cash used by investing activities	(878)	(2,816)	(3,694)

Cash flows from financing activities
Proceeds from issuance of stockholder loan	77,500	-	97,500
Payments on stockholder loans	-	(1,117)	(1,117)
Proceeds from issuance of common stock	23,500	1,575	30,075

Net cash provided by financing activities	101,000	458	126,458

Net increase in cash	57,933	(15,589)	59,317

Cash, beginning of period	1,384	16,973	-

Cash, end of period	$59,317	$1,384	$59,317

Supplemental disclosure of cash flow information
Income taxes paid	$-	$-	$-

Interest paid	$-	$-	$-

See accompanying notes to financial statements

SUR VENTURES, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2010
1.	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Sur Ventures, Inc. (the Company) is currently a development stage company under the provisions of Statement of Accounting Standards Codification (ASC) No. 915, “Development Stage Entities”, and was incorporated under the laws of the State of Nevada on December 4, 2007.  Since inception, the Company has produced minimal revenues and will continue to report as a development stage company until significant revenues are produced.

The Company is a reseller of computer memory modules, flash memory cards and solid state storage products and also provides various computer related services.

The Company also operates an event planning, management and lead generation division  The Company offers a full range of marketing, advertising and consulting services geared toward event planning.

The Company has evaluated subsequent events through December 6, 2010, the date these financial statements were issued.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods.  Actual results could materially differ from those estimates.

Cash and Cash Equivalents

For purposes of the balance sheet and statement of cash flows, the Company considers all highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents.

Accounts Receivable

The Company is subject to credit risk as it extends credit to its customers, mostly on an unsecured basis after performing certain credit analysis.  Management estimates and provides for probable uncollectible amounts through a charge to earnings and a credit to an allowance for doubtful accounts based on historical collection experience and its assessment of the current status of individual accounts.  At September 30, 2010, the Company’s management considered all outstanding receivables fully collectible.

Property and Equipment

Property and equipment are stated at cost.  Depreciation of property and equipment is provided using the straight-line method over the estimated useful lives of the assets.  Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized.  Expenditures for maintenance and repairs are changed to expense as incurred.

Impairment of Long-Lived Assets

In accordance with ASC 360, “Property, Plant and Equipment”, the Company estimates the future undiscounted cash flows to be derived from the asset to assess whether or not a potential impairment exists when events or circumstances indicate the carrying value of a long-lived asset may be impaired.  If the carrying value exceeds the Company’s estimate of future undiscounted cash flows, the Company then calculates the impairment as the excess of the carrying value of the asset over the Company’s estimate of its fair value.  As of September 30, 2010 and 2009, the Company does not believe any impairment of its long-lived assets has occurred.

Revenue Recognition

Revenue is to be recognized from sales of its products and services when (a) persuasive evidence of a sale with a customer exists, (b) goods and services are delivered or rendered and title passes, (c) fee is fixed or determinable, and (d) collection of the fee is reasonably assured.

Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments, if any, are provided for in the same period the related sales are recorded.

1.	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cost of Sales

The Company’s shipping and handling costs are included in cost of sales for all periods presented.

Provision for Income Taxes

The Company accounts for income taxes under ASC No. 740, “Accounting for Income Taxes”.  Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs.  A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

Comprehensive Income

The Company applies ASC No. 220, “Comprehensive Income” (ASC 220).  ASC 220 establishes standards for the reporting and display of comprehensive income or loss, requiring its components to be reported in a financial statement that is displayed with the same prominence as other financial statements.  From inception (December 4, 2007) through September 30, 2010, the Company had no other components of comprehensive loss other than net loss as reported on the statement of operations.

Basic and Diluted Income (Loss) Per Share

In accordance with ASC No. 260, “Earnings Per Share”, basic income (loss) per common share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding.  Diluted income (loss) per common share is computed similar to basic income per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.  As of September 30, 2010, the Company did not have any equity or debt instruments outstanding that could be converted into common stock.

Recent Accounting Pronouncements

In June 2010, the Financial Accounting Standards Board (FASB) issued ASC Statement No. 105, the FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles (ASC 105).  ASC 105 is the single source authoritative nongovernmental U.S. generally accepted accounting principles (GAAP), superseding existing FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force, and related accounting literature.  ASC 105 reorganized the thousands of GAAP pronouncements into roughly 90 accounting topics and displays them using a consistent structure.  Also included is relevant SEC guidance organized using the same topical structure in separate sections.  The Company adopted ASC 105 on July 1, 2010.  The adoption of ASC 105 did not have an impact on the Company’s financial position or results of operations.

On April 1, 2010, the Company adopted ASC 825-10-65, Financial Instruments – Overall – Transition and Open Effective Date Information (ASC 825-10-65). ASC 825-10-65 amends ASC 825-10 to require disclosures about fair value of financial instruments in interim financial statements as well as in annual financial statements and also amends ASC 270-10 to require those disclosures in all interim financial statements. The adoption of ASC 825-10-65 did not have a material impact on the Company’s results of operations or financial condition.

On April 1, 2010, the Company adopted ASC 855, Subsequent Events (ASC 855). ASC 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date – that is, whether that date represents the date the financial statements were issued or were available to be issued. This disclosure should alert all users of financial statements that an entity has not evaluated subsequent events after that date in the set of financial statements being presented. The adoption of ASC 855 did not have a material impact on the Company’s results of operations or financial condition.

On July 1, 2010, the Company adopted ASU No. 2010-05, Fair Value Measurements and Disclosures (Topic 820) (ASU 2010-05). ASU 2010-05 provided amendments to ASC 820-10, Fair Value Measurements and Disclosures – Overall, for the fair value measurement of liabilities. ASU 2010-05 provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using certain techniques. ASU 2010-05 also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of a liability. ASU 2010-05 also clarifies that both a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements. The adoption of ASU 2010-05 did not have a material impact on the Company’s results of operations or financial condition.

In October 2010, the FASB issued ASU 2010-13, Multiple-Deliverable Revenue Arrangements, (amendments to ASC 605, Revenue Recognition) (ASU 2010-13).  ASU 2010-13 requires entities to allocate revenue in an arrangement using estimated selling prices of the delivered goods and services based on a selling price hierarchy. The amendments eliminate the residual method of revenue allocation and require revenue to be allocated using the relative selling price method.  ASU 2010-13 should be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with early adoption permitted. The Company does not expect adoption of ASU 2010-13 to have a material impact on the Company’s results of operations or financial condition.

There were various accounting updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company's consolidated financial position, results of operations or cash flows.

2.           GOING CONCERN

As shown in the accompanying financial statements, the Company has incurred a net operating loss of ($95,576) from inception (December 4, 2007) through September 30, 2010. The Company is subject to those risks associated with development stage companies.  The Company has sustained losses since inception and additional debt and equity financing will be required by the Company to fund its development activities and to support operations.  However, there is no assurance that the Company will be able to obtain additional financing.  Furthermore, there is no assurance that rapid technological changes, changing customer needs and evolving industry standards will enable the Company to introduce new products or services on a continual and timely basis so that profitable operations can be attained.

3.	CONCENTRATIONS OF CREDIT RISK

The Company maintains its cash deposits in two financial institutions that have federally insured limits of $250,000, each.  The Company has not experienced any losses with respect to its cash balances.

As of September 30, 2010, one (1) customer accounted for 100% of the Company’s outstanding receivables.  In addition, this one customer accounted for approximately 84% of the Company’s sales for the fiscal year ended September 30, 2010.

4.           FAIR VALUE

Fair Value Measurements

On January 1, 2009, the Company adopted FASB Accounting Standards Codification No. 820 (SFAS 157), “Fair Value Measurements”.  ASC 820 relates to financial assets and financial liabilities.

Determination of Fair Value

At September 30, 2010 and 2009, the Company calculated the fair value of its assets and liabilities for disclosure purposes only.

Valuation Hierarchy

ASC 820 establishes a three-level valuation hierarchy for the use of fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date:

•	Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

•
Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•
Level 3 - Inputs that are both significant to the fair value measurement and unobservable. These inputs rely on management's own assumptions about the assumptions that market participants would use in pricing the asset or liability. (The unobservable inputs are developed based on the best information available in the circumstances and may include the Company's own data.)

Application of Valuation Hierarchy

A financial instrument's categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The following is a description of the valuation methodology used to measure fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy.

The Company had no assets or liabilities measured at fair value on a recurring basis under the hierarchy as of September 30, 2010 and 2009.

Fair Value of Financial Instruments

Pursuant to ASC No. 825, “Financial Instruments”, the Company is required to estimate the fair value of all financial instruments included on its balance sheet.  The carrying value of cash, accounts payable and accrued expenses approximate their fair value due to the short period to maturity of these instruments.

5.           COMPENSATED ABSENCES

The Company currently does not have any employees other than the Company's officer.  The majority of development costs and services have been provided to the Company by the founders and outside, third-party vendors.  As such, there is no accrual for compensated absences as of September 30, 2010 and 2009.

6.           LOANS FROM STOCKHOLDER

The Company has an outstanding notes payable with a stockholder in the amount of $96,383.  Per the terms of the notes, the loans are due upon demand and accrue interest at the rate of 10% per annum.  The loan funds are to be used for working capital purposes.

7.           COMMON STOCK

On December 5, 2007, the Company issued 1,000,000 shares of its common stock to a director for services rendered of $1,000 which was considered a reasonable estimate of fair value.

On January 25, 2008, the Company issued 2,500,000 shares of its common stock to an officer for cash of $5,000 which was considered a reasonable estimate of fair value.

On June 5, 2009, the Company issued 31,500 shares of its common stock to unrelated investors for cash of $1,575 pursuant to the Company’s private placement offering under Reg. D.

On April 1, 2010, the Company issued 235,000 shares of its common stock to unrelated investors for cash of $23,500 pursuant to the Company’s private placement offering under Reg. D.

8.           PROVISION FOR INCOME TAXES

Deferred income taxes are reported using the liability method.  Deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

As of September 30, 2010, the Company had federal net operating loss carryforwards of approximately ($78,500), which can be used to offset future federal income tax.  The federal and state net operating loss carryforwards expire at various dates through 2030.  Deferred tax assets resulting from the net operating losses are reduced by a valuation allowance, when, in the opinion of management, utilization is not reasonably assured.

A summary of the Company’s deferred tax assets as of September 30, 2010 and 2009 are as follows:

	2010		2009

Federal net operating loss (@ 25%)		$19,625		$17,225
Less: valuation allowance		(19,625)		(17,225)

Net deferred tax asset	$	---	$	---

The valuation allowance increased $2,400 for the year ended September 30, 2010.

9.         RELATED PARTY TRANSACTIONS

From the Company’s inception (December 4, 2007) through September 30, 2010, the Company utilized office space of an officer and stockholder at no charge.  The Company treated the usage of the office space as additional paid-in capital and charged the estimated fair value rent of $500 per month to operations.  For the years ended September 30, 2010 and 2009, the Company recorded rent expense of $6,000 and $6,000, respectively.

Effective December 15, 2007, the Company agreed to compensate its President $2,000 per month for services rendered, and to pay such compensation at a later date when sufficient funds are available.  The accrued compensation due to the President totaled $68,000 at September 30, 2010.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

On November 8, 2010, our Board of Directors appointed Q Accountancy Corporation to audit our financial statements for the years ended September 30, 2010 and 2009. No other accounting firm audited our books and records prior to the appointment of Q Accountancy Corporation. There have been no disagreements with our accountant since our formation.

Legal Matters

The validity of the issuance of the shares of common stock offered by us has been passed upon by Esquire Consulting, Inc., located in Los Angeles, California.

Experts

Our financial statements for the for the years ended September 30, 2010 and 2009, appearing in this prospectus which is part of a Registration Statement have been audited by Q Accountancy Corporation and are included in reliance upon such report given upon the authority of Q Accountancy Corporation as experts in accounting and auditing.

Additional Information

We have filed a registration statement on Form S-1 with the Securities and Exchange Commission pursuant to the Securities Act of 1933.  This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information regarding us and our common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed as a part of the registration statement.

Dealer Prospectus Delivery Obligation

Until May 12, 2011, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.